Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

January 12, 2016

Akebia Therapeutics, Inc.

245 First Street, Suite 1100

Cambridge, MA 02142

Re: Registration Statement on Form S-3 (Registration No. 333-203206)

Ladies and Gentlemen:

We have acted as counsel to Akebia Therapeutics, Inc., a Delaware corporation (the “Company”) in connection with the issuance and sale by the Company of 8,337,500 shares (the “Shares”) of its common stock, $0.00001 par value per share (the “Shares”), including the additional 1,087,500 shares the underwriters have the option to purchase pursuant to the Underwriting Agreement (as defined below), pursuant to the above-referenced registration statement (as amended through the date hereof (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are being sold pursuant to an underwriting agreement, dated January 6, 2015, by and among the Company and the underwriters named therein (the “Underwriting Agreement”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Underwriting Agreement against payment of the consideration set forth therein, will be duly authorized, validly issued, fully paid and non-assessable.

Akebia Therapeutics, Inc.	- 2 -	January 12, 2016

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K that is incorporated by reference in the Registration Statement and to the use of our name therein and in the related Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP